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                                                                     EXHIBIT 5.1

                                October 21, 1997

HORIZON HEALTH CORPORATION
1500 WATERS RIDGE DRIVE
LEWISVILLE, TEXAS 75057

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission on October 21, 1997 by Horizon Health Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 1,426,000 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company (the "Common Stock") by certain selling stockholders as described therein, certain legal matters in connection with the Shares are being passed upon for the Company by this Firm. At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the Registration Statement.

     We have acted as counsel to the Company in connection with the registration by the Company of the proposed sale of the Shares by the certain selling stockholders as set forth in the Registration Statement. In such capacity, we have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof, and the originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, certificates of public officials, certificates of representatives of the Company, statutes and other relevant records, instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such documents examined by us.

     Based upon our examination as aforesaid, we are of the opinion that:

     1. The Company is a corporation incorporated, existing and in good standing under the laws of the State of Delaware.

     2. The Shares are, and when transferred in the offering pursuant to the Registration Statement after it has been declared effective by the Securities and Exchange Commission, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     The opinions set forth above are limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware, and applicable federal law as in effect on the date hereof. You should be aware that we are not admitted to the practice of law in the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Matters."

                                            Very truly yours,
                                            /s/ STRASBURGER & PRICE, L.L.P.
                                            ------------------------------------
                                            Strasburger & Price, L.L.P.

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